EXHIBIT "A"


                        CASH SYSTEMS, INC.

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD DECEMBER 20, 2002

TO ALL STOCKHOLDERS:

     NOTICE is hereby given that an Annual meeting of the stockholders of Cash Systems, Inc., a Delaware corporation (the "Company"), will be held at 3201 West County Road 42, Suite 106, Burnsville, Minnesota 55306, on Friday, December 20, 2002, at 11:00 a .m. Central Standard Time, (hereinafter, the "Meeting").

     The Meeting will be held for the following purposes

     1) To amend the Bylaws of Cash Systems, Inc. to increase the number of directors from three to up to 21 and to require that any shareholder before owning 5% or more of the Company's outstanding common stock agree, in writing, to cooperate with the Company in obtaining required gaming licenses.

     2) To elect three directors for the coming year, with the election of the third director, James Mandel, to be subject to Equity Securities Investments' prior satisfactory performance, in the sole judgment of the Company's then-incumbent directors, of its obligations under the Agency Agreement entered into by Cash Systems and Equity Securities Investments on September 6, 2002.

     3) To ratify the appointment of the firm of Virchow, Krause & Company, LLP, Certified Public Accountants, as the independent accountants of the Company for the fiscal year ending December 31, 2002.

     4)   To approve the 2001 Stock Option Plan.

     Only stockholders of record at the close of business on December 9, 2002, are entitled to notice of the Meeting or any adjournment thereof.

MEMBERS OF OUR MANAGEMENT AND CERTAIN OF OUR PRINCIPAL STOCKHOLDERS WHO COLLECTIVELY OWN IN EXCESS OF A MAJORITY OF OUR OUTSTANDING VOTING SECURITIES HAVE AGREED TO VOTE IN FAVOR OF THESE PROPOSALS. AS A RESULT, THESE PROPOSALS WILL BE APPROVED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      Messrs. Potts and Larson, who are the current members of our Board of Directors, collectively own 9,551,586 shares or approximately 76% of the presently outstanding common voting securities of the Company. It is expected that each of these persons will vote for these Proposals, which they together, could adopt, ratify and approve on the Company's behalf, without the votes of any other stockholder.


                                   By Order of the Board of Directors

                                   /s/ Craig Potts

                                   Craig Potts
                                   Chief Executive Officer, President and
                                   Director

December 10, 2002
Salt Lake City, Utah